PROMISSORY NOTE

$84,000	December 2, 2002

         1.   Principal. FOR VALUE RECEIVED, JITSOURCE ("JIT"), a Delaware L.L.C., promises to pay to the order of Ucino Finance Limited., a BVI corporation (IBC 412573) ("UCINO"), at the address of UCINO known to JIT or at such other place as UCINO may from time to time designate in writing, the principal sum of eighty four thousand dollars ($84,000) (the "Obligation"), which represents the principal amount owed by JIT to UCINO

          2.    Interest. No Interest shall accrue on the unpaid principal amount of the Obligation.

         3.   Payments. JIT shall pay to UCINO the Obligation in the following manner:

(a)	One payment consisting of total amount of the principal balance on the Maturity Date (as defined below).
(b)	"Maturity Date" shall mean the date which is two years from the date of this Note

          4.    Transaction. This Note is the promissory note issued by JIT to UCINO to evidence the Obligation (as defined below).

          5.    Prepayment. JIT shall be entitled to prepay this Note prior to the Maturity Date without premium or penalty.

          6.    Applications of Payments. Payments received by UCINO pursuant to the terms hereof shall be applied in the following manner: first, to the payment of all expenses, charges, late payment fees, costs and fees incurred by or payable to UCINO and for which JIT is obligated pursuant to the terms of this Note, and second, to the payment of principal.

          7.    Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder

(a)	Failure of JIT to pay the principal upon the Maturity Date;

(b)	Failure of JIT to pay any amount or perform any other obligation under the Agreement;

(c)	JIT shall admit in writing its inability to, or be generally unable to, pay its undisputed debts as such undisputed debts become due;

(d)	JIT shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts; (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against him in an involuntary case under the United States Bankruptcy Code; or (vi)take any action for the purpose of effecting any of the foregoing;

(e)	A proceeding or case shall be commenced, without the application or consent of JIT, in any court of competent jurisdiction, seeking: (i) its financial reorganization, liquidation or arrangement, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of JIT or of all or any substantial part of its property; or (iii) similar relief in respect of JIT under any law relating to bankruptcy, insolvency, reorganization or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against JIT shall be entered in an involuntary case under the United States Bankruptcy Code; or

(f)	A final judgment or judgments issued by a court of competent jurisdiction for the payment of money in excess of $5,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $10,000 in the aggregate (regardless of insurance coverage) shall be rendered by a one or more governmental persons having jurisdiction against JIT and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution of the relevant judgment shall not be procured, within 30 days from the date of entry of such judgment and JIT shall not, within that 30-day period, or such longer period during which execution of the same shall have been stayed, appeal from and cause the execution of such judgment to be stayed during such appeal.

          8.    Remedies; Late Payment Penalty. Upon the occurrence of an Event of Default and without demand or notice, UCINO may declare the principal amount then outstanding of the Obligation of JIT to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by JIT and JIT may exercise all rights and remedies available to it under the Agreement or any succeeding agreement).

          9.    Waiver. JIT hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees that, without in any way affecting the liability of JIT hereunder, UCINO may extend any maturity date or the time for payment of any installment due hereunder, accept security, release any party liable hereunder and release any security now or hereafter securing this Note. JIT further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.

          10.    Attorneys' Fees; Costs. JIT agrees to pay to UCINO all costs and expenses including attorneys' fees and costs, incurred by UCINO in connection with the negotiation, preparation or execution of the Loan and this Note. If this Note is not paid when due or if any Event of Default occurs, JIT promises to pay all costs of enforcement and collection, including but not limited to, UCINO's attorneys' fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

          11.    Severability. Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction, to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

          12.    Number and Gender. In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

          13.    Headings. Headings at the beginning of each numbered paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

          14.    Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of California. Any action to enforce this Note shall be brought in state or federal courts located in Orange County, California.

          15.    Miscellaneous.

(a)	All notices and other communications provided for hereunder shall be in writing and shall be delivered by United States mail, certified or registered, return receipt requested to the respective party at the address provided in the Agreement or otherwise provided for such purpose.

(b)	No failure or delay on the part of UCINO or any other UCINO of this Note to exercise any right, power or privilege under this Note and no course of dealing between JIT and UCINO shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative to, and not exclusive of, any rights or remedies, which UCINO would otherwise have. No notice to or demand on JIT in any case shall entitle JIT to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of UCINO to any other or further action in any circumstances without notice or demand.

(c)	JIT and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind.

(d)	JIT may not assign its rights or obligations hereunder without prior written consent of UCINO. Subject to compliance with applicable federal and state securities laws, UCINO may (i) assign all or any portion of this Note without the prior consent of JIT or (ii) sell or agree to sell to one or more other persons a participation in all or any part of the Note without the prior consent of JIT. Upon surrender of the Note, JIT shall execute and deliver one or more substitute notes in such denominations and of a like aggregate unpaid principal amount or other amount issued to UCINO and/or to UCINO's designated transferee or transferees. UCINO may furnish any information in the possession of UCINO concerning JIT, or any of its respective subsidiaries, from time to time to assignees and participants (including Prospective assignees and participants).

        IN WITNESS WHEREOF, JIT has caused this Note to be duly executed and delivered as of the day and year and at the place first above written.

JIT: JITSOURCE /s/ Reza Rahman Reza Rahman President UCINO: UCINO /s/ Gerald Calame BY: Gerald Calame Title: Director